Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Shane Harvey
Assistant General Counsel
(304) 926-0075

MASSEY ENERGY RESOLVES EPA CLEAN WATER ACT SUIT

Innovative Environmental Protection Efforts
 and River Improvement  Projects Highlight Agreement

Charleston, West Virginia, January 17, 2008 – Massey Energy Company (NYSE: MEE) today announced that it has settled a Clean Water Act lawsuit filed in May 2007 on behalf of the Environmental Protection Agency (EPA).  The $20 million settlement avoids expensive litigation, resolves questions about the company’s potential liability and enhances Massey’s environmental protection efforts.

“We believe this agreement will benefit the environment as well as our shareholders,” said Baxter F. Phillips, Jr., a member of Massey Energy’s Board of Directors and the company’s Executive Vice President and Chief Administrative Officer.

The company worked with the EPA to make technology a key component of the company’s future environmental compliance efforts.  The company has developed an innovative computer tracking system that will provide accelerated notification of potential water quality problems, automated leak detection systems for the company’s coal preparation plants, and an enhanced environmental auditing program that will also use computer technology.

“We will be setting a new standard for environmental compliance in the coal industry,” said Phillips.

Massey Energy also agreed to perform 20 water quality improvement projects on the Little Coal River in West Virginia and will set aside 200 acres of riverfront property, protecting the land from future development through conservation easements.

Commenting on the settlement, the Company’s chairman and CEO Don Blankenship said, “It was important to us that the agreement have local environmental benefits.”

Massey Energy has asked the West Virginia-based Coal River Group for assistance in monitoring the conservation easement properties to ensure that the 200 acres are appropriately protected.  The Coal River Group is an award-winning watershed group that was formed to preserve history and develop tourism and recreation on the Coal River.  In recent years, the Coal River Group has developed a canoe trail on the Coal River known as the Walhonde Water Trail and has conducted a program to monitor the health of the river.   “We are excited about the opportunity to increase the amount of land protected by conservation easements as part of our efforts,” said Bill Currey, President of the Coal River Group.

Phillips noted that the $20 million dollar settlement is higher than the company’s initial estimate, but far lower than the published estimates of some equity analysts and media sources unfamiliar with the manner in which Clean Water Act penalties are calculated.

“When we factored in the costs and uncertainties of litigation and the absorption of management time on the matter, we concluded that our shareholders would be best served by a timely settlement that eliminated any continuing concern caused by the estimates of some sources regarding our potential exposure,” said Phillips.

The Company had previously established a $5 million reserve for the lawsuit.  An additional $15 million will be reflected in the Company’s fourth quarter results.  The settlement amount will not be deductible for tax purposes.

The EPA said in the settlement agreement that it considered the outcome “fair, reasonable, and in the public interest.” The agreement was filed with the U.S. District Court for the Southern District of West Virginia and must be approved by the Court before it becomes final.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey's public periodic filings with the Securities and Exchange Commission, including Massey's Annual Report on Form 10-K and subsequently filed interim reports. Such filings are available either publicly or upon request from Massey's Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please visit the Company's website at www.masseyenergyco.com.